Peterson Sullivan PLLC

November 4, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth St NW
Washington DC 20549

Dear Sirs and Madams:

We have read Item 4.01 of the Current Report on Form 8-K, dated November 4, 2005, of Vitasti, Inc. and we agree with the statements made with respect to information provided regarding Peterson Sullivan PLLC.

Yours truly,

/s/ Peterson Sullivan PLLC

Peterson Sullivan PLLC
Seattle, Washington

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